Exhibit 10.1

Avery Dennison Corporation
207 Goode Avenue, Suite 500
Glendale, California 91205
Phone 626 304-2000
Fax 626 792-7312

July 10, 2017

Greg Lovins

[Address]

[Address]

Dear Greg:

I am pleased to offer you the position of Senior Vice President & Chief Financial Officer, reporting directly to me.  This is an Executive - Level 2 position and will begin on July 11, 2017, thus ending your Interim CFO assignment.

The components of your pay package are as follows:

Base Salary:  Your annualized rate of pay will be $550,000, paid semi-monthly and subject to normal tax withholdings.  Your next salary review will be April 1, 2018.  Subsequent salary reviews will be conducted on April 1st of each year, or on another date designated by the Company for a given year.

Bonus:  You will be eligible to be considered under Avery Dennison’s annual incentive plan (“AIP”) to participate at a 60% of base salary opportunity level, subject to applicable withholdings.  Your 2017 AIP award will be prorated, with your current target AIP opportunity of 40% for the first six months of the year and your new target AIP opportunity of 60% for the second six months of the year.  The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI) Opportunity:  Under the Company’s long-term incentive (LTI) compensation program you will be eligible to be considered for an annual LTI award with a target opportunity equivalent to approximately 180% of your base salary, beginning with the award granted in February 2018.  This LTI award can be delivered to you in equity and/or cash.

•                 Special Awards:  As a Level 2 Executive, you will be required to comply with the Company’s Stock Ownership Guidelines at a 3X base salary multiple.  To assist you in complying with these guidelines, you will be granted a special LTI award with a value of approximately $550,000, which will be delivered in the form of restricted stock units (RSUs) based on the fair market value (FMV) of the Company’s common stock on the day of the grant.  Subject to your continued employment, this award will be granted on September 1, 2017 and vest in equal installments on the first, second, third and fourth anniversaries of the grant date, subject to your continued employment with the Company through each such anniversary.

The LTI program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

Executive Benefits:  Effective July 11, 2017, the amount of your annual executive benefit allowance will increase to $65,000, which will be paid in semi-monthly installments with your normal payroll run.  If your start date is in the middle of a pay cycle, you will receive the first allowance at the beginning of your next pay cycle.  In addition, the Company will reimburse you for up to $15,000 per year, for financial planning and/or tax preparation services.

You will continue to be entitled to the benefits generally available to Company employees in accordance with specific plan provisions.  You will be a Participant in the Avery Dennison Key Executive Change of Control Severance Plan and the Avery Dennison Executive Severance Plan.  In addition, you will be eligible for an Annual Executive Physical, you may participate in the Executive Long-Term Disability (LTD) plan, and you are entitled to Executive Supplemental Life Insurance.

You will continue to be entitled to unlimited vacation and will not accrue vacation while eligible for the unlimited use program. You will receive holidays in accordance with the Company’s holiday policy as it may be established and changed from time to time.  Avery Dennison celebrates 12 paid holidays each calendar year and you will be informed of the schedule of holidays for your work location.

Please see the attached Level 2 Benefits Summary as a reference.

Relocation Assistance:  So that you can move from Ohio to Southern California, the Company will provide relocation assistance consistent with our Relocation Program, which is attached for your reference.  These benefits are taxable according to applicable federal, state, and local laws.  A representative from our relocation firm will be contacting you, once your human resources department has initiated your move, to help you get started with the relocation process and to answer any questions you may have.  Should you leave the Company within 12 months of your relocation date, you will be required to re-pay the full amount (100%) of the relocation benefit provided.  Should you leave the Company after 12 months but within 24 months of your relocation date, you will be required to re-pay 50% of the relocation benefit provided.

Should you choose not to utilize this relocation assistance, the Company will provide you with a one-time lump-sum payment in the amount of $100,000, less any applicable taxes.  This amount is intended to cover or off-set travel related expenses between your home and the Corporate Headquarters until you relocate.  It should be noted that any travel related or living expenses to and from Southern California prior to your full-time relocation near the Avery Dennison headquarters after your start date in the SVP/CFO role and before such relocation will not be considered reimbursable expenses.  In addition, should you utilize the Company’s relocation assistance services in the future, the lump-sum amount will be deducted from the benefits provided.

In this role, you will be considered a Section 16 officer under U.S. securities laws.  As a result, you will have obligations to report any transactions you make with respect to Company stock within two business days of the transaction.  In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions.  You should discuss these matters with the Law Department.

Please sign and date this offer letter below, indicating that you understand and accept the terms described above.  Return the letter, along with the enclosed forms, prior to your start date to LeeAnn Prussak in Corporate Human Resources.

Sincerely,

/s/ Mitch Butier

Mitch Butier

President and CEO

Attachments:

Executive Benefit Summary

Relocation Policy

cc: LeeAnn Prussak

Anne Hill

Mark Alders

Accepted by:  /s/ Greg Lovins

Date:  July 10, 2017